Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-240088), on Form S-4 (No. 333-202393), and on Form S-8 (Nos. 033-52557, 033-53689, 333-26613, 333-70859, 333-81085, 333-61768, 333-107673, 333-113502, 333-116776, 333-126042, 333-148206, 333-156047, 333-159897, and 333-181389) of Essential Utilities, Inc. of our report dated April 1, 2020, relating to the consolidated financial statements of LDC Funding LLC and its subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 appearing in this Current Report on Form 8-K of Essential Utilities, Inc. dated April 14, 2021.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

April 15, 2021